As filed with the Securities and Exchange Commission on
__________, 2002	Registration No. 333-100741
_____________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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MOUNTAIN BANCSHARES, INC.
(Name of Small Business Issuer in its Charter)

GEORGIA	6712	43-1965029
(State of other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.

671 Lumpkin Campground Parkway, Suite 200 Dawsonville, Georgia 30534 (706) 265-1001
_____________________________________
(Address of principal place of business or intended principal place of business)

Copy to:
John Lewis P. O. Box 509 Dawsonville, Georgia 30534 (706) 265-1001 (Name, address and telephone number of agent for service)	T. Treadwell Syfan Stewart, Melvin & Frost, LLP 200 Main Street, Suite 600 P. O. Box 3280 Gainesville, Georgia 30503 (770) 536-0101

Approximate date of proposed sale to the public; as soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE:

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Registration Fee

Common Stock $5.00 par value Warrants	1,200,000 Shares	$10.00	$12,000,000	$1,104

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exhibit Index on page 74		Page 1 of 90
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MOUNTAIN BANCSHARES, INC.

A Proposed Bank Holding Company for

MOUNTAIN STATE BANK (Proposed)

1,200,000 Shares of Common Stock

(Minimum Purchase: 250 Shares)

(Maximum Purchase: 35,000 Shares)

MOUNTAIN BANCSHARES, INC. is offering a minimum of 885,000 shares and a maximum of 1,200,000 shares of its common stock at $10.00 per share. Mountain Bancshares has been organized to hold, upon receipt of regulatory approvals, all of the common stock of Mountain State Bank, a proposed state bank. The organizers (the directors) of Mountain Bancshares will offer and sell the common stock on a best efforts basis without compensation. The organizers intend to purchase an aggregate of at least 205,000 shares of the common stock in the offering, and Mountain Bancshares will issue each organizer a warrant to purchase an additional share of the common stock for each share he purchases in the offering. Prior to this offering, Mountain Bancshares has not conducted active business operations, and there has not been a public market for the shares of the common stock.

INVESTMENT IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to Mountain Bancshares

Per Share	$ 10.00	-0-	$ 10.00
Total Minimum(1)	$ 8,850,000.00	-0-	$ 8,850,000.00
Total Maximum(2)	$12,000,000.00	-0-	$12,000,000.00

(1)	Mountain Bancshares is offering a minimum of 885,000 shares at $10.00 per share.
(2)	Mountain Bancshares reserves the right to issue up to 1,200,000 shares at $10.00 per share.

We will promptly deposit subscription proceeds in an escrow account with The Bankers Bank, Atlanta, Georgia. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 885,000 shares and satisfy certain other conditions. We plan to end the offering on ________, 2003, unless we decide to end it sooner or extend it. If necessary, we may extend the offering to ____________, 2003. All subscriptions will be binding and irrevocable until the final date of the offering. If we are unable to sell 885,000 shares of the common stock or satisfy the other conditions, the escrow agent will promptly return all subscription proceeds to investors, without interest, and we will pay all of Mountain Bancshares' expenses.

The date of this Prospectus is ___________________, 2002

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[MAP APPEARS HERE]

THE PRIMARY MARKET AREA OF

MOUNTAIN STATE BANK (PROPOSED)

IS DAWSON COUNTY AND PART OF FORSYTH COUNTY

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SUMMARY

The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

The Company

Mountain Bancshares, Inc. (the "Company") was incorporated under the laws of the State of Georgia on June 24, 2002, primarily to serve as the holding company for Mountain State Bank (the "Bank"), a proposed state bank. The Company is in the process of filing applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Department of Banking") for prior approval to become a bank holding company by using the proceeds of this offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during the first quarter of 2003. Such approvals will require the Company to sell at least 885,000 shares of its common stock (the "Common Stock"), but are not expected to contain other material conditions. See "RISK FACTORS - Regulatory Approvals Required." Following acquisition of the Bank, the initial business of the Company will be conducted through the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

The Bank

The Bank is in the process of being organized as a state-chartered bank under Georgia law. The organizers have filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance. We received approval from the Department of Banking on December 9, 2002, and we anticipate that the application will be approved by the FDIC in January, 2003.

The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $8,750,000 in capital from the Company and upon compliance with certain standard conditions imposed by the Department of Banking and which will be imposed by the F.D.I.C. These conditions will be generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

The Bank expects to satisfy all conditions of each requirement for organizing the Bank and to open for business during the second quarter of 2003, or as soon thereafter as practicable. See "RISK FACTORS - Regulatory Approvals Required" and "USE OF PROCEEDS." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses primarily in south-central Forsyth County, Georgia and Dawson County, Georgia, its primary market area. See "USE OF PROCEEDS" and "BUSINESS OF THE COMPANY AND THE BANK."

The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Forsyth and Dawson Counties in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Forsyth and Dawson Counties and the surrounding areas the opportunity to have an ownership

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interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

The main office of the Bank will be constructed on a 1.27 acre tract of land located on Georgia Route 53 just east of the intersection of Georgia Route 53 and Georgia Highway 400 in Dawson County, Georgia. The Company's current principal executive office is located as follows: 671 Lumpkin Campground Parkway, Suite 200, Dawsonville, Georgia 30534 and its telephone number at that address is (706) 265-1001.

The initial branch office of the Bank, which will be constructed at the same time as the main office, will be located on a 1.7 acre site on Bethelview Road approximately 1/10th of a mile west from the southwest corner of the intersection of Bethelview Road and Georgia Route 9, Forsyth County, Georgia.

The Bank will operate out of temporary modular offices, with one temporary office to be located on each site until construction of the permanent facilities.

Primary Market Area

The Bank's primary market areas consist of all of Dawson County for the main office and an approximate 5-mile radius around the site of the Forsyth County branch office. See "BUSINESS OF THE COMPANY AND THE BANK -- The Bank."

Risk Factors

Please see "RISK FACTORS" section beginning on page 4 below. That section discusses various risk factors relating to the offering, such as that we have not yet received regulatory approval to open for business and that consequently we have no operating history. That section also discloses that we do not intend to pay dividends for the foreseeable future. In addition, the offering price of $10.00 per share was arbitrarily determined by Mountain Bancshares management, and we do not expect an active trading market in the Common Stock to develop in the foreseeable future. These risk factors, as well as others, are discussed in detail in the "RISK FACTORS" section on page 4 below.

The Organizers

The organizers of the Company and the Bank are John L. Lewis, Ronald E. Anderson, Scott Henson, Jerry Blankenship, John F. Conway, Douglas G. Hiser, Anna B. Williams, and Carlos Rodriguez (the "organizers"). Additional individuals may be added as organizers, subject to regulatory approval. All of the organizers are directors of the Company and will serve as organizing directors of the Bank.

John L. Lewis is the President and Chief Executive Officer of the Company and will serve as the President and Chief Executive Officer of the Bank. Mr. Lewis has over 15 years of banking experience, including five years as Executive Vice President and then President of a bank in neighboring Lumpkin County.

Although there is no formal agreement to do so, the organizers (together with members of their immediate families) intend to purchase an aggregate of at least 205,000 shares of the Common Stock to be sold in this offering, equal to

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23.16% of the minimum number of shares offered hereby and 17.08% of the maximum number of shares offered, at a purchase price of $10.00 per share. In recognition of the financial risks incurred by the organizers and to encourage the organizers to serve as directors of the Company and the Bank for at least three years, the Company intends to issue each organizer a warrant to purchase an additional share of Common Stock for each share he purchases (directly, such as through an IRA account or through the name of a spouse or child) in the offering.

The Company will issue the warrants, which will be represented by separate warrant agreements, as of the date of issuance of the Common Stock sold in the offering. The warrants will be exercisable during the ten-year period following that date, but generally no later than three months after ceasing to serve as a director, at an exercise price equal to $10.00 per share. See "MANAGEMENT--Stock Warrants."

The organizers may subscribe for up to 50% of the minimum number of shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. See "RISK FACTORS--Control of the Company; Purchases by Organizers" and "RISK FACTORS--Dilution" on page 5 and page 8 below.

Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors.

Major Institutional Investor

Crescent Banking Company, the parent holding company for Crescent Bank, has agreed to purchase 4.99% of the Common Stock issued in the offering. Crescent Banking Company is headquartered in Jasper, Georgia and has assets in excess of $557 million. Crescent Bank has six locations, two in Pickens County, two in Cherokee County, one in Bartow County, and one in Forsyth County. Crescent Banking Company stock is NASDAQ listed and is traded under the symbol "CSNT."

As a result of Crescent Banking Company's agreement to purchase 4.99% of the Common Stock, the Mountain Bancshares board of directors has agreed to elect Donald Boggus as a director of Mountain Bancshares and of Mountain State Bank upon its organization. Mr. Boggus' election as a director is subject to the approval of the banking regulators. Mr. Boggus is the President and CEO of Crescent Banking Company and Crescent Bank.

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The Offering
Security	Common Stock, $5.00 par value, of the Mountain Bancshares, Inc. (the "Company")
Offering Price	$10.00 per share
Number of Shares Offered	Minimum: 885,000 Maximum: 1,200,000
Use of Proceeds

To capitalize Mountain State Bank (the "Bank"); the remaining proceeds will be applied to working capital and used to pay organizational and offering expenses of the Company. The Bank will use the proceeds of this offering to pay organizational and pre-opening expenses; to build a building and furnish it for the Bank's main office; to build a bank branch building; to provide working capital to be used for business purposes, including paying officers' and employees' salaries, making loans and other investments. See "USE OF PROCEEDS" (page 11).

RISK FACTORS

Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. You should not invest in shares of the Common Stock unless you can afford to lose your entire investment. In addition you should consider carefully the following risk factors and other information in this Prospectus before deciding to invest in the Common Stock.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Regulatory Approvals Required

The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. Applications for such approvals are in process of being filed with such agencies. The organizers anticipate filing the applications by January, 2003 and receiving such approvals during the second quarter of 2003. Such approvals will require the Company to sell at least 885,000 shares of its Common Stock, but are not expected to contain other material conditions.

The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC in September, 2002. The Department of Banking granted its approval on December 9, 2002. The organizers anticipate that the FDIC will issue its approval by January, 2003. Both approvals will be subject to the condition that at least $8,750,000 of capital be raised by the Company and that such amount, net of the expenses of this

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offering and organizational expenses of the Company, be used by the Company to capitalize the Bank. Both approvals will also be subject to a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC. The conditions are generally designed to familiarize the Bank with certain applicable operating requirements (for example, no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (for example, the adoption of loan, investment and other policies to govern the Bank's operations).

New Enterprise; Lack of Operating History

The Bank, which will be the sole subsidiary of the Company, is to be organized and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. The Company has incurred approximately $250,000 of accumulated losses due to organizing and offering expenditures through December 15, 2002. While we project that the Bank will start earning a monthly profit by the end of the second year of operations, unforeseen circumstances could delay such profit. Management estimates that the accumulated losses prior to becoming monthly profitable will be approximately $1,000,000. If the Bank is ultimately unsuccessful, we can give no assurance that you will recover all or any part of your investment in the Common Stock of the Company.

Control of the Company; Purchases by Organizers

The organizers, all of whom will serve as directors of the Company and the Bank, intend to purchase an aggregate of 205,000 shares, equal to 23.16% of the minimum number of shares offered hereby and 17.08% of the maximum number of shares offered hereby.

Organizers may purchase additional shares in the offering in order to meet the minimum sales required in the offering. Organizers reserve the right, subject to regulatory approval, to purchase 50% of the minimum number of shares of Common Stock being offered hereunder if necessary to complete the offering. Any such purchases will be for investment purposes and not for resale. As a result of the anticipated stock ownership in the Company by the organizers as described above, together with the influence which may be exerted by such persons due to their positions as directors and officers of the Company and the Bank, the organizers as a group will have substantial control of the Company and the Bank following the offering. Because purchases by the organizers may be substantial, you should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer= s investment decision is shared by unaffiliated investors.

In recognition of the financial risks they have undertaken in organizing the Company and to encourage the organizers to serve as directors of the Company and the Bank for at least three years, for each share of Common Stock an organizer purchases (directly or indirectly) in the offering, the organizer will also receive a warrant to purchase an additional share of Common Stock. The warrants to be granted to the organizers will be exercisable at a price of $10.00 per share for a period of ten years after the date of issuance of the Common Stock sold in the offering, but generally no later than three months after ceasing to serve as a director. As a result of receiving warrants, the organizers will have the opportunity to profit from any rise in the market value of the Common Stock or any increase in the net worth of the Company and can be expected to exercise the warrants, if at all, at a time when such exercise would result in the dilution of the interests of other investors purchasing shares in this offering. Furthermore, the exercise of a substantial number of warrants by the organizers could adversely impact the market value of your shares. In addition, the terms on which the Company may be able to

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obtain additional capital could be adversely affected, and the holders of the warrants could possibly exercise the warrants at a time when the Company could obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided by the warrants. See "MANAGEMENT--Stock Warrants."

Competitive Industry

The banking business is highly competitive. The Bank will compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from businesses and residents of Forsyth County and Dawson County, Georgia. Many of these financial institutions have greater resources than will be available to the Bank or the Company. Federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. Furthermore, Georgia law permits the establishment of branch banks across county lines in Georgia, thus creating further opportunities for other financial institutions to compete with the Bank. Banks may establish banks statewide in Georgia without limitation. In addition, on-line computer banking via the Internet or otherwise may also become an increasing source of competition for community financial institutions such as the Bank. We can give no assurance that the Bank will achieve the market share necessary to become profitable in the near future. See "BUSINESS OF THE COMPANY AND THE BANK - The Bank."

Highly Regulated Industry

The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and we can give no assurance that such changes will not adversely affect the business of the Company and the Bank. See "SUPERVISION AND REGULATION."

Effect of Monetary Policies

The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. In particular, interest rates for federal funds established by the Federal Reserve Board of Governors will affect interest rates for loans and deposits. Once the Bank starts operations, net interest income, the Bank's primary source of earnings will fluctuate with significant interest rate movements. The Bank will attempt to lessen the impact of these margin swings by structuring its assets and liabilities so that repricing opportunities will exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. We can give no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION - Monetary Policies."

Success Depends on Economic Conditions

The success of the Bank will depend largely on the general economic conditions in the Bank's primary market area of south-central Forsyth County and Dawson County, Georgia. Although we expect favorable economic development in this

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market area, we can give no assurance that favorable economic development will occur or that our expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

Lack of Historical Loan Experience

Making loans and other extensions of credit will be essential elements of the business of the Bank, and there is a risk that loans or other extensions of credit will not be repaid. If loans are not repaid, the Bank will incur losses and be required to charge those losses against the Bank's allowance for loan losses. The Bank will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, the Bank will always face the risk that charge-offs in future periods will exceed the allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because the Bank does not have any historical loan loss experience, the risk that management could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our loan loss allowance, the Bank will be required by bank regulators to increase it. Additions to the allowance for loan losses would result in a decrease of net income and, possibly, the Bank's capital. If the additions to the allowance for loan losses deplete too much of the Bank's capital, capital ratios could fall below regulatory standards, and the regulators could restrict or terminate the Bank's operations and take control of the Bank.

Dependence on Key Employee

As a new enterprise, the Company and the Bank will be materially dependent on the performance of John L. Lewis, who will be President and Chief Executive Officer of the Bank. The loss of Mr. Lewis= services or his failure to perform his management functions in the manner anticipated by the organizers could have a material adverse effect on the Company and the Bank. See "MANAGEMENT." Mr. Lewis has entered into an employment agreement with the Company having a five year term.

Risk of Losses from Lending Activities

The Bank= s principal sources of earnings will be interest charged on loans and fees received in connection with the origination of loans. The Bank will aggressively seek good loans primarily within the limited geographic area of Forsyth and Dawson Counties and immediately adjacent counties. The Bank plans to make consumer loans to individuals, commercial loans to small and medium-sized businesses, and real estate-related loans, including construction loans for residential and commercial properties and primary and secondary mortgage loans for the acquisition or improvement of personal residences. There is always some degree of risk regarding non-payment of loans and resultant operating losses and capital dilution as a result thereof. See A BUSINESS OF THE COMPANY AND THE BANK@ beginning at page 16 of this Prospectus.

Offering Price Arbitrarily Determined

Since the Company and the Bank are in the process of being organized, the offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. We did not retain an independent investment banking firm to assist in determining the offering price. Should a market develop for the Common Stock of the Company, we can give no assurance that any of the Common Stock offered hereby could be resold for the offering price or any other amount.

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No Dividends

Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

No Established Trading Market

There is no public trading market for the shares of the Common Stock of the Company, and we do not anticipate that a market for the shares will develop as a result of this offering. As a result, you may not be able to sell your stock except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.

Dilution

In recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank and to encourage the organizers to serve as directors of the Company and the Bank for at least three years, the organizers will be granted warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "MANAGEMENT B Stock Warrants." Assuming that the organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the organizers are exercised, the organizers would own, as a group, 37.6% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 29.2% of the Common Stock if the maximum number of shares is sold and the warrants exercised. After the offering, the Company expects (subject to shareholder approval or ratification and subject to regulatory approval during the first two years the Company is open for business) to adopt a stock option plan which will permit the Company to grant options to officers and key employees of the Company and the Bank. The Company anticipates that it will initially authorize the issuance of up to 200,000 shares under the stock option plan. This plan would include options which will be exchanged for the options to be issued by the Company to Mr. Lewis under the terms of his employment agreement. Exercise of these options could have a dilutive effect on your interest as a shareholder in the Company= s earnings and book value. In addition, the Company may issue additional options or shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to your stock purchased in this offering.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus under the captions "SUMMARY," "RISK FACTORS," and "BUSINESS OF THE COMPANY AND THE BANK" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, the Company's strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors,

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include, among other things, risks associated with starting a new business, a risk that the Company will be dissolved if regulatory conditions are not satisfied, our dependence on our directors and key personnel, the potential adverse effect of competition, the potential adverse effect of unpredictable economic conditions, and other factors discussed un "RISK FACTORS."

THE OFFERING

Terms of the Offering

Minimum/Maximum. The Company is offering a minimum of 885,000 shares and a maximum of 1,200,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum price of $8,850,000 and an aggregate maximum price of $12,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 250 shares of Common Stock ($2,500) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor (together with the investor's affiliates and relatives) is 35,000 shares ($350,000) of Common Stock, unless the Company, in its sole discretion, accepts a subscription for a greater number of shares. 35,000 shares represents 3.95% of the minimum and 2.92% of the maximum number of shares to be sold.

Organizer Subscriptions. The organizers (the directors) of the Company intend to purchase an aggregate of 205,000 shares of Common Stock sold in the offering (23.16% of the minimum and 17.08% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 3.95% of shares sold in this offering. In the event, however, that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of the Common Stock, up to a maximum aggregate number for all organizers of 442,500 shares (50% of the minimum and 36.9% of the maximum number of shares to be sold).

Major Institutional Investor

Crescent Banking Company, the parent holding company for Crescent Bank, has agreed to purchase 4.99% of the Common Stock issued in the offering. Crescent Banking Company is headquartered in Jasper, Georgia and has assets in excess of $557 million. Crescent Bank has six locations, two in Pickens County, two in Cherokee County, one in Bartow County, and one in Forsyth County. Crescent Banking Company stock is NASDAQ listed and is traded under the symbol "CSNT."

As a result of Crescent Banking Company's agreement to purchase 4.99% of the Common Stock, the Mountain Bancshares board of directors has agreed to elect Donald Boggus as a director of Mountain Bancshares and of Mountain State Bank upon its organization. Mr. Boggus' election as a director is subject to the approval of the banking regulators. Mr. Boggus is the President and CEO of Crescent Banking Company and Crescent Bank.

Crescent Banking Company and Mr. Boggus will not receive any warrants in connection with the purchase of stock in the offering.

Offering Period and Expiration Date. The offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or 5:00 p.m. Dawsonville, Georgia time, on ________, 2003. [90 days from beginning of sale of securities] This date may be extended at the discretion of the Company for additional periods not exceeding a total of 180 days (i.e., until __________, ______). Written notice of any such extension will be given to all

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persons who are already subscribers at the time of the extension. The date on which this offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

Subscription. As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the Common Stock, subscribers will be required to deliver to the Company a check in the amount of $10.00 times the number of shares subscribed. All subscriptions will be binding and irrevocable until the Expiration Date.

Escrow. Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent") for the Company pending completion of this offering. Subscription proceeds held in the escrow account will be invested in short-term United States Government securities or interest bearing accounts insured by the FDIC or in such other short-term investments as may be agreed upon by the Company and the Escrow Agent from time to time. The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

Company Discretion. The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 1,200,000 shares. The Company will notify all subscribers no later than five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

Termination. The Company reserves the right to terminate the offering at any time after 885,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

Release from Escrow. Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 885,000 shares of its Common Stock, (b) receipt by the Company of approval of the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of preliminary approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the FDIC and the Department of Banking have imposed in their approvals to the Bank.

If the above conditions are met, the Company may instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Any subscription proceeds received after the above conditions are met but before termination of this offering will not be deposited in the escrow account, but will be available for immediate use by the Company, to the extent accepted by the Company.

The organizers received approval to organize the Bank from the Department of Banking on December 9, 2002, and they expect to receive approval from the FDIC by January, 2003. The Company expects to receive approvals from the Federal Reserve and the Department of Banking during the second quarter of 2003. In the opinion of the organizers, the

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only significant condition to all of the foregoing approvals will be that a minimum of 885,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank do not receive the approvals or determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds of the subscribers, without interest will be returned to the subscribers (other than organizers) within five business days of the Expiration Date.

It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their prorata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS" and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. Additionally, based on conversations with applicable regulatory authorities, there are no indications that the Company and the Bank will have any difficulty in satisfying the applicable regulatory conditions.

Plan of Distribution. Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

The Company has no present arrangements or agreements with any brokers and/or dealers with respect to this offering. The Company presently anticipates that no sales of Common Stock will require the use of brokers and/or dealers. In the event that broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

It is expected that the organizers (the directors of the Company) will purchase a total of 205,000 shares of Common Stock offered hereby; however, the organizers may, subject to regulatory approval, purchase up to 50% of the minimum number of shares offered hereby if necessary to complete the offering. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares, and any such purchases will be subject to regulatory approval.

Founders Club. Each investor shall be deemed to be a member of the "Founders Club" of the Bank, which will entitle the investor to a personal checking account with no service charge for as long as the investor owns a minimum of 250 shares of Company Common Stock. The initial order of checks for such account will be complimentary, and the check design will identify the account holder as a member of the Founders Club.

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How to Subscribe

Investors who have already submitted preliminary subscription agreements should send the Company a check in the amount of $10.00 multiplied by the number of shares subscribed. Our receipt of the check will convert the subscriber's preliminary nonbinding subscription agreement into a final binding subscription agreement. All other investors who wish to subscribe will need to send the Company a completed and signed final subscription agreement and a check in the amount of $10.00 multiplied by the number of shares subscribed. All checks should be payable to "The Bankers Bank - Escrow Account for Mountain Bancshares, Inc." All final binding subscriptions will be irrevocable until the close of the offering.

USE OF PROCEEDS

The net proceeds from the sale of the shares offered hereby after deducting estimated offering expenses of $53,000 will be between $8,797,000 if the minimum of 885,000 shares are sold and $11,947,000 if the maximum of 1,200,000 shares are sold. Offering expenses will be paid by the Company through draws on the organization loan described below and repaid from the gross proceeds of this offering.

The organizers also expect the Company and the Bank to incur approximately $161,000 of organizational expenses and approximately $261,000 of pre-opening expenses (assuming the minimum offering is completed by February 28, 2003 and the Bank begins operation on May 1, 2003), which would be offset in part by estimated pre-opening investment income on offering proceeds of approximately $29,500. Pre-opening investment income has been estimated based upon an estimated amount of subscription proceeds invested over a four month period at an interest rate of 1.75%. Offering, organizational and pre-opening expenses incurred prior to the conclusion of the offering will be paid through draws by the Company on the organization loan (which has been guaranteed by the organizers). To the extent such amounts and accrued interest thereon exceeds $475,000, additional offering, organizational and pre-opening expenses will be paid through draws on the organization loan established for the Company by the organizers, with all of such amounts to be repaid by the Company together with accrued interest from net offering proceeds.

The Company will use a portion of the net offering proceeds to repay the organization loan, which monies were and will be used to pay organizational, pre-opening, and offering expenses for the Company and the Bank, and to repay the real estate loan, which monies will be used to pay the costs of purchasing the sites for the Bank's offices. In addition, the Bank will use a portion of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank.

To facilitate the Company's formation and the Bank's formation, the organizers (all directors of the Company) arranged a line of credit (the "organization loan") from Main Street Bank, Suwanee, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Bank and the Company. The organization loan bears interest at the lender's prime rate, with a floor of 6% (presently the rate on the loan is 6% per annum) and has a one year term. The organizers have personally guaranteed the organization loan. The organization loan and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied.

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To finance the purchase of the sites for the Bank's offices, the organizers arranged a loan (the "real estate loan") from The Bankers Bank, Atlanta, Georgia, in the aggregate amount of $1,500,000. The real estate loan will bear interest at the lender's prime rate minus .25% per annum (presently 4.0% per annum) and will have a one year term. The loan will be secured by the real estate. The organizers will personally guarantee the loan. The real estate loan and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied.

The Company will capitalize the Bank with $8,750,000 of the net offering proceeds by purchasing 875,000 shares of the Bank's stock at a price of $10.00 per share. After the anticipated expenditure of approximately $4,242,000 in the aggregate for organizational and pre-opening operation expenses and the costs of the Bank's proposed facilities, the Bank will have remaining working capital of approximately $4,537,500 (which includes estimated pre-opening income of $29,500) to be used for the purposes of making loans and investments in the course of the Bank's operations and to pay operating expenses (to the extent such expenses are not met by operating income).

The remaining balance of the net proceeds of the offering of not in excess of approximately $3,750,000 (depending on the number of shares sold) will be retained to establish the Company's working capital and for general corporate purposes, including supporting the Bank's growth and engaging in other permitted activities.

The following table sets forth in tabular form the estimated use by the Company and the Bank of the gross proceeds of the minimum and maximum offerings based on the estimate of management at this time and assuming that the offering is concluded as of February 28, 2003, and that the Bank commences operations on May 1, 2003, for purposes of projecting offering, organizational and pre-opening expenses and for computing interest payable. Pre-opening expenses will increase, with a corresponding reduction in working capital available to the Company and Bank, in the event completing the offering is delayed for any reason. Management believes that the Bank will commence operations by May 1, 2003, since all regulatory approvals should be received several months before that date as set forth herein and based on the installation of temporary bank facilities in April, 2003, on a portion of each of the sites of the permanent bank buildings to be built by the Bank. The Bank has received permission from the Department of Banking to begin operations in the temporary bank facilities, assuming the other conditions required by the Department of Banking are met. In the event that the Bank does not open for business in the temporary facilities, pre-opening expenses will increase due to having to wait to open until construction of the permanent bank buildings is completed. The proposed permanent bank buildings will be built in approximately eight months and construction is projected to begin in February, 2003. The site of the main bank building is a 1.27 acre tract of land in Dawson County which the Company has contracted to purchase from an unaffiliated third party, and the site of the branch bank building is a 1.7 acre tract of land in Forsyth County which the Company has under an agreement to purchase from another unaffiliated third party. See "BUSINESS OF THE BANK - Bank Locations and Facilities."

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Use of Proceeds

	Minimum	Maximum

Gross Proceeds from this Offering(1)	$8,850,000	$12,000,000

Anticipated Use of Proceeds by the Company:

Offering Expense	53,000	53,000
Organizational Expenses(2)	6,000	6,000
Working Capital	41,000	3,191,000
Capitalization of Bank through Purchase of Common Stock of the Bank	8,750,000	8,750,000

Total	$8,850,000	$12,000,000

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	Minimum	Maximum

Anticipated Use of Capital by the Bank:

Organization Expenses(2)	155,000	155,000
Pre-opening Operating Expenses(3)	231,500	231,500
Land and Permanent Bank Facilities	3,329,000	3,329,000
Furniture, Fixtures & Equipment	497,000	497,000
Working Capital/ Operations	4,537,500	4,537,500
Total	$8,750,000	$8,750,000

_______________________

(1)Assuming sale of 885,000 shares and 1,200,000 shares, respectively, at $10.00 per share.

(2)Organizational expenses consist primarily of consulting fees for market analysis and feasibility studies, filing fees, accounting, appraisal and legal fees and expenses. Such expenses have been estimated through December, 2002. All of such expenses as well as those for premises and improvements, and for furniture, fixtures and equipment are expected to be incurred provided that the offering proceeds are released from escrow.

(3)Assuming $261,000 of expenses, net of anticipated preopening income of $29,500. Pre-opening expenses consist primarily of salaries and benefits, printing, promotion, supplies, rent and occupancy expense, and interest expense.

Management believes the capital to be raised in this offering by the Company will enable the Company and the Bank to satisfy their future cash requirements and that the Company will not have to raise additional capital during 2003 and 2004 or in the foreseeable future.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 2002, and as adjusted to give pro forma effect to the sale by the Company of the minimum offering of 885,000 shares and the maximum offering of 1,200,000 shares (as of the completion of the offering) and the receipt of the net proceeds anticipated by the Company from such sale, which will result in initial compliance with all regulatory capital requirements. All offering proceeds, with interest, will be returned to subscribers in the event the minimum offering is not completed.

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	PRESENTLY OUTSTANDING(1)		AS OF COMPLETION OF THE OFFERING

	SHARES	AMOUNT	SHARES	AMOUNT

ASSUME MINIMUM OFFERING:

Common Stock, $5 par value 10,000,000 shares authorized: one share issued, 885,000 to be issued as adjusted	1	$ 5	885,000	$ 4,425,000

Capital surplus		5		4,372,000 (2)

Accumulated deficit		(116,943) (3)		(116,943) (3)

Total equity		$(116,933)		$ 8,680,057

ASSUME MAXIMUM OFFERING:

Common stock, $5 par value; 10,000,000 shares authorized; one shares issued, 1,200,000 to be issued as adjusted	1	$ 5	1,200,000	$ 6,000,000

Capital surplus Accumulated deficit		5 (116,943) (3)		5,947,000 (2) (116,943) (3)

Total Equity		$(116,933)		$11,830,057

_______________________

(1)In June, 2002, the Company issued one share of Common Stock to Mr. Lewis for $10 in connection with the organization of the Company

(2)Expenses related to this offering are estimated to be $53,000 and will be charged to the capital surplus upon completion of the offering.

(3)Accumulated deficit represents organizational and pre-opening expenses incurred as of September 30, 2002, which were funded by the organization loan from First National Bank of Johns Creek.

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DIVIDENDS

Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND PLAN OF OPERATIONS

The Company's financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of its financial condition. See "Index to Financial Statements."

The Company was organized on June 24, 2002, to serve as a holding company for a proposed state bank. Since it was organized, the main activities of the Company have been centered on seeking, interviewing and selecting its directors and officers, applying for a Georgia state bank charter, applying for FDIC deposit insurance, applying to become a bank holding company and raising equity capital through the offering.

The Company's operations from June 24, 2002, through the close of the offering have been and will continue to be funded through a line of credit from Main Street Bank and a real estate loan from The Bankers Bank. The total amount available on the line of credit is $500,000, of which approximately $236,510 was outstanding at November 30, 2002. The line of credit loan bears interest at the prime rate of Main Street Bank, with a floor of 6%, and is due on July 8, 2003. The Company plans to repay the line of credit after the closing of the offering.

The real estate loan is capped at $1,500,000 and will bear interest at The Bankers Bank's prime rate minus .25% and will have a one year term. The Company intends to repay the real estate loan from proceeds of the offering when the offering is completed.

From June 24, 2002 through November 30, 2002, the Company's net loss amounted to $247,908. The estimated net loss for the period from June 24, 2002 through May 1, 2003, the anticipated opening date of the Bank, is $426,262, which is attributable to the following estimated noninterest expenses:

Salaries and benefits:	$210,150
Legal and professional fees:	40,000
Other pre-opening expenses:	176,112

Total	$426,262

On September 9, 2002, the Company executed a standard land sale agreement under which the Company will purchase a 1.27 acre tract of land on Georgia Route 53 just East of the intersection of Georgia Route 53 and Georgia Highway 400 in Dawson County, Georgia. The purchase price of $639,000 will be paid from proceeds from the real

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estate loan. The property will be the site of the main office of the Bank. The Company intends to close the purchase of the property on or before December 31, 2002.

On November 4, 2002, the Company executed a purchase and sale agreement under which the Company will purchase a 1.7 acre tract of land on Bethelview Road approximately 1/10th of a mile West from the Southwest corner of the intersection of Bethelview Road and Georgia Route 9, Forsyth County, Georgia. The purchase price of $800,000 will be paid from proceeds from the real estate loan. The property will be the site of a branch office of the Bank. The Company intends to close the purchase of the property on or before February 17, 2003.

After the Company contributes $8,750,000 to the Bank as capital, the Bank will purchase the two tracts from the Company for the same price that the Company paid for them. Management anticipates that the Bank will operate temporary banking offices on the two tracts while permanent buildings are under construction, and expects to begin construction in March, 2003 and complete construction in September, 2003. The Bank will fund the construction of the main office estimated at $1,080,000, and the branch office, estimated at $810,000, with the capital received from the issuance of its stock to the Company.

Liquidity and Interest Rate Sensitivity

Since the Company has been in the organizational stage, there are no results to present at this time. Nevertheless, once the Bank starts operations, net interest income, the Company's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, management intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is actively to manage rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank's overall interest rate risk.

Management will regularly evaluate the asset mix of the balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the balance sheet's liability mix, management plans to focus on expanding the Bank's deposit base and other sources of funds.

As the Bank continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period. The committee's strategy will include anticipating future interest rate movements.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations.

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Management can obtain these funds by converting assets to cash or by attracting new deposits. The Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

Other than the offering, management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of the Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

The Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the FDIC recently established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. Each bank would then multiply its reporting position by duration-based risk factors that weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank's sensitivity to various rising and falling interest rate scenarios.

We believe that the minimum, as well as the maximum, net proceeds of the offering will satisfy our cash requirements for at least the five-year period following the opening of the Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate the Company or the Bank over the next five years. For additional information about planned expenditures, see "USE OF PROCEEDS." For additional information about our plan of operations, see "BUSINESS OF THE COMPANY AND THE BANK."

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BUSINESS OF THE COMPANY

AND THE BANK

The Company

The Company was incorporated as a Georgia business corporation on June 24, 2002 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company will apply by January, 2003 to the Federal Reserve and the Department of Banking for prior approval to use $8,750,000 of the proceeds of this offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

The Bank

General. The organizers filed an application with the Department of Banking and with the FDIC in September, 2002, for authority to organize as a state bank, the deposits of which will be federally insured, and to conduct a commercial banking business from Forsyth and Dawson Counties, Georgia. The organizers received approval from the Department of Banking on December 9, 2002 and expect to receive approval from the FDIC by January, 2003.

The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market funds and various types of certificates of deposit. The Bank also plans to offer installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the Bank intends to provide such services as official bank checks and money orders, Mastercard and Visa credit cards, safe deposit box, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and US Savings Bonds.

Philosophy. The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of south-central Forsyth County and Dawson County, Georgia in

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order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Forsyth and Dawson Counties and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. In addition, the President of the Bank has substantial banking experience in Lumpkin and Dawson Counties, which will be an asset in providing both products and services designed to meet the needs of the Bank's customer base. All of the organizers are active members of the business community in Forsyth or Dawson County, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The organizers intend to utilize effective advertising and superior selling efforts in order to build a distinct institutional image for the Bank and to capture a customer base.

Bank Locations and Facilities. The main office of the Bank will be located on a 1.27 acre tract of land located on Georgia Route 53 just East of the intersection of Georgia Route 53 and Georgia Highway 400 in Dawson County, Georgia. The Bank plans to provide services to Dawson County residents, as well as to residents from the adjacent county of Forsyth.

The Company has entered into a standard land sales agreement under which the Company will purchase the 1.27 acre site for a price of $639,000. The Company will draw on the real estate loan to obtain the funds necessary to close the purchase of the site. The agreement provides for closing on or before December 31, 2002.

The Company and the Bank plan to build an 8,000 square foot, two-story building constructed on the property to be acquired by the Bank. The directors estimate that the cost of construction of the building will be approximately $1,080,000. The furniture, fixtures and equipment necessary for operation of the Bank are projected to cost approximately $322,500. Construction, equipping and occupancy of the bank building is projected to occur by September, 2003. As set forth above, the directors anticipate that the Bank will open for business by May 1, 2003, in a temporary building to be located on a portion of the site of the permanent bank building.

The Company and the Bank also plan to build a branch office of the Bank on a 1.7 acre site on Bethelview Road approximately 1/10th of a mile West from the Southwest corner of the intersection of Bethelview Road and Georgia Route 9, Forsyth County, Georgia.

The Company has entered into a purchase and sale agreement for the purchase of the 1.7 acre site for a price of $800,000. The Company will draw on the real estate loan guaranteed by the organizers to obtain the funds necessary to close the purchase of the site. The agreement provides for closing on or before 105 days after execution of the purchase and sale agreement. Management anticipates closing the purchase of the property by February, 2003.

The branch will be a 6,000 square foot building on the site to be acquired by the Bank. The directors estimate that the cost of construction of the building will be approximately $810,000. The furniture, fixtures and equipment necessary

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for operation of the branch are projected to cost approximately $174,500. Construction, equipping and occupancy of the branch building is projected to occur by September, 2003. As set forth above, the directors anticipate that the branch will open for business by May 1, 2003, in a temporary building to be located on a portion of the site of the permanent branch building.

Primary Market Area. The Bank's primary market areas consist of all of Dawson County for the main office and an approximate 5-mile radius around the site of the Forsyth County branch office. The branch bank site is near the intersection of Georgia Highway 9 and Bethelview Road in Forsyth County, Georgia.

As stated above, the main office of the Bank will be located on Georgia Route 53 just east of the intersection of Georgia Route 53 and Georgia Highway 400 in Dawson County. This location has a Dawsonville post office address, although it is in the new growth area of Dawson County. The central business district and governmental offices of the City of Dawsonville are located approximately 8 miles west of Georgia Highway 400 and Georgia Route 53. This area has become the center of growth in the county and is regarded by many as the 'new' Dawsonville. This site has access to the premium outlet mall located nearby and to Dawson 400 Center, which is a shopping center located at the southwest corner of Georgia 400 and Georgia 53.

As stated above, the Forsyth County branch office will be located on an out-parcel of the Pine Tree Shopping Center on Bethelview Road approximately 1/10th of a mile west of Georgia Highway 9. A Pike's Nursery anchors this shopping center, and there are nine small retail shops located in this shopping center. Georgia Highway 9 is an extremely busy highway linking cities in northern Georgia with Atlanta, Georgia. Georgia Highway 9 was one of the major highways running from northern Georgia to Atlanta prior to the construction and completion of Georgia 400. Georgia 9 remains a major connector from Dahlonega in Lumpkin County to Alpharetta, Roswell, Sandy Springs and Atlanta. The branch office location is approximately 1/4th of a mile west of Georgia 400, and the site has the advantage of easy access to both major transportation arteries north or south. In addition, Bethelview road crosses Georgia 400 and becomes Peachtree Parkway, (Georgia Highway 141) which travels east and then turns south and also continues into Atlanta. This is an excellent location to provide banking services for this growing bedroom community of Atlanta as well as the growing number of large and small businesses in the area. There are only two banking offices within three miles of this location and no other banking office within five miles. The branch site will serve the needs of people of Cumming, Midway and Alpharetta as well as numerous unincorporated residential areas of Forsyth County. The City of Alpharetta is more than 10 miles south of the branch site. Due to the postal system of addresses the Alpharetta address extends much further north than the city itself. The City of Alpharetta is considered as a portion of the secondary market. The community of Midway is approximately 4 miles south of the branch site on Georgia 9, and its name comes from it's approximate distance between Cumming and Alpharetta. The City of Cumming is approximately 6 miles north of the branch site.

Population. The population of Dawson County according to the 2000 Census was 15,999, a 69.7% increase over the 1990 Census numbers. According to estimates by the Georgia 2000 Information System (an information system developed by the University of Georgia) the population in Dawson County is projected to increase to 21,821 by 2005, a 36.4% increase over the 2000 Census figures.

The primary market area of the branch bank office in Forsyth County will only be a portion of Forsyth County. However, it is difficult to obtain accurate population estimates for this specific area. Therefore, data for the entire county is provided

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based on the assumption that the primary market area will mirror the entire county, as it relates to growth. The population of Forsyth County, according to the 2000 Census, was 98,407, a 123.2% increase over the 1990 Census numbers. Information prepared by the Cumming-Forsyth Chamber of Commerce estimates the 2001 population at 109,352, an 11.1% increase in one year. The Chamber also estimates that the population will increase to 163,210 by 2006, an increase of 65.9% for the six years following 2000. Forsyth County is ranked as the fastest growing county in Georgia and the third fastest growing in the United States.

Income. Information obtained from the Georgia Department of Industry, Trade & Tourism contains income information on both Dawson and Forsyth Counties. Dawson County's per capita personal income in 1999 was $23,691, compared with $27,324 for the State and $28,546 for the U.S. The county's median household income in 1997 was $40,128 compared to the State's median house-hold income of $36,372. Nationally, the median household income in 1999 was $37,005. The per capita income in Dawson County is slightly lower than either the State or the nation; however, the median household income in Dawson County was higher than both. Due to growth in new businesses and business expansions, the Dawson County income figures are believed to be increasing at a rate higher than in the past.

Forsyth County's per capita income in 1999 was $31,576, compared with $27,324 for the State and $28,546 nationally. The county's median household income in 1997 was $60,250 compared to the State's median household income of $36,372. Nationally, the median household income was $37,005. All levels of household income in Forsyth County exceed both the state and the U.S.

Employment. The primary marketing focus of the main office will be all of Dawson County. In Dawson County retail trade is the largest employment sector, providing 34.0% of the jobs. The other predominant employment sectors are service and manufacturing. Statewide, the service industry is the largest employment sector, contributing 25.6% of the State's jobs. Between 1996 and 2000, Dawson County's average annual unemployment rate of 2.3% was less than the State's average of 4.2%. Nationally, the unemployment rate for the same period averaged 4.8%. Dawson County had a labor force of 14,786 as of 2000, according to information compiled by Georgia Power Company, with employment of 14,592 jobs and an unemployment rate of 1.9%. Dawson County has been included with seven other north Georgia counties which are contiguous to one another and share common interests and needs. These eight counties have a total labor force of 260,020, with employment of 254,128 jobs and an unemployment rate of 2.27%. Dawson County, in 2000, had a job force almost as large as its total population, indicating that there are more available jobs in the county than people to be employed.

The level of employment and growth has already increased in Dawson County although the latest figures do not include current major changes. Since the figures were reported, there have been major employment changes. First, the opening of a Home Depot on Georgia 400 in Dawson County created several hundred new jobs. Also opening in 2002 was Thunder Road, a NASCAR museum, in Dawsonville, with between 50 and 100 new jobs created. In addition, in May 2002, ground was broken for construction of southern Catholic University, with classes to begin in the Fall of 2003. Although only a few new jobs were created initially, over the next few years several hundred blue collar and white collar jobs will be created. These three enterprises alone will create at least 500 new jobs, as well as other new businesses or expanded businesses needed to support these new entities. Of course there will be a need for additional housing for employees, which will provide additional jobs.

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Dawsonville also has a moderate tourism industry. Previously mentioned is the new NASCAR museum, Thunder Road, which draws people to this area. Other tourist draws are Amicalola Falls State Park, the Dawsonville Wild Life Management Area in the Chattahoochee National Forest, the 49-miles of shoreline on Lake Lanier (a large U.S. Corp of Engineers reservoir), numerous golf courses, and a premium outlet mall. The large number of high end retail stores in the premium outlet mall helps account for the largest job sector in Dawson County being the retail sector.

The one major sector in the county lacking in growth is restaurants. Dawson County does not allow the sale of alcoholic beverages in restaurants, and this has resulted in limited growth in this sector. This issue will be on the election ballot this fall and is expected to be approved. If approved, there will be an increase in new restaurants in the county, creating more new jobs.

Forsyth County is larger in both size and population than Dawson County and is in the immediate strong growth path of the population moving north from Atlanta. In Forsyth County, the services industry is the largest employment sector providing 25.7% of the jobs, which is almost identical to the State. Between 1996 and 2000, Forsyth County's annual unemployment rate was less than the State's rate, averaging 1.9% as compared to the State's rate of 4.2% and the national average of 4.8% for the same period. Forsyth County reports a labor force of 51,703 as of 2000 and employment of 50,920 jobs and an unemployment rate of 1.5%. The number of employees in the Forsyth County branch office primary market area is difficult to determine because it covers one particular area of the county, and information on an isolated area of the county is not available. It is likely that the primary market area mirrors the employment picture of the entire county.

Residential Growth. The single family housing market in Dawson County continues to expand. For the year 1998, information from the Georgia 2000 Information System reports 363 new housing permits in Dawson County, with a value of $58,059,558, an approximate average value of $160,000 per home. The trend is in an upward direction.

Forsyth County continues to expand at an even faster rate than Dawson County. For the year 1998, information from the Atlanta Journal-Constitution reports 1,698 new single family housing permits. This report did not provide a dollar value for this new housing, although it has been estimated to be in excess of $300,000,000. This growth trend is expected to continue over the next 5 to 10 years.

Economic Factors. Due to the location of both the Dawson main office site and the Forsyth branch office site in close proximity to Georgia Highway 400, the sites are considered to be part of the rapidly growing Georgia 400 corridor. The Georgia 400 corridor extends from Interstate 85 in Atlanta north through Buckhead and north to Lumpkin County. Georgia 400 bisects north Fulton County and Forsyth and Dawson Counties, and has been a major impetus for the northward migration of people and jobs from Atlanta. The most notable growth has been since the extension of Georgia 400 from Interstate 85 to Interstate 285 was completed in August 1994. The Georgia 400 corridor is one of the fastest growing areas in metro Atlanta as evidenced by tremendous population and employment growth in north Fulton County and in Forsyth County, which is beginning to occur in Dawson and Lumpkin Counties, preferred location for corporate build-to-suit with over 6.5 million square feet of added space since 1985, rapid growth in apartment and retail sectors, and high level of affluence, partly reflected in the large concentration of exclusive golf course communities. Office developers are now focused intently on this corridor, with several office buildings either under construction or projected to begin construction.

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Over the past 20 years, population and employment growth have extended outward from Atlanta in all directions. The area north northeast, north northwest and east northeast, including the Forsyth and Dawson County areas, have accounted for more than 66% of the regional gain in population and nearly 75% of the gain in jobs from 1980 to 1996 according to the Atlanta Regional Commission. There have been twelve Census tracts that have added 5,000 or more jobs in the Atlanta region since 1990. Four of these Census tracts are north along the Georgia 400 corridor north of Interstate I-285. That pattern of growth continues to move northward up Georgia 400 which includes Forsyth County. Forsyth County is the third fastest growing county in the U.S. and the fastest growing county in the State of Georgia, according to the 2000 Census. Dawson County is the sixth fastest growing county in the State of Georgia. These factors illustrate the strong growth pattern moving up Georgia 400 that will impact both Dawson and Forsyth Counties for many years to come. The Atlanta Regional Commission expects this growth trend to continue over the next 10 to 15 years.

The following are some of the highlights of the Atlanta Regional Commission's long range outlook for the Atlanta region, completed in 1997.

  By 2020, the regions population will be nearly 4.2 million, or an increase of 1.6 million since 1990.

  One million new jobs will be added between 1990 and 2020.

  Driven by economic expansion, in-migration will account for almost half of the region's population growth.

  The median age is expected to decline to 35.4 years in 2020 from 38.3 in 1990. The reasoning is that the "baby boomers" (those born between 1946 and 1963) will be retiring and leaving the area, thus a younger population.

  The service industry will provide one of every four new jobs.

  The retail trade will nearly double in size.

The migration of people from within the City of Atlanta to the suburbs has created a very mobile population in the Atlanta region. Atlanta has become the city with the longest travel distance to work of any city of similar size in the U.S. In 1995, the average distance to work for Atlantans was estimated at 32.7 miles as compared to the next closest of Houston, Texas of 25.8 miles. The distance has been estimated to have increased slightly since 1995. Atlanta's love of traveling to work is due, in part, to a strong migration by people to the suburbs. As more and more people move out of the City of Atlanta to live, a significant number of jobs also move. These people and jobs are moving to communities such as Dawson County and Forsyth County.

Competition. The Dawson County financial market contains four banking groups, which in the aggregate have 7 banking offices in Dawson County, with $262,096,000 in deposits as of June 30, 2001, according to the FDIC. The deposit growth has trended upward with a 17% increase from 1999 to 2000 and a 13% increase between 2000 and 2001. This growth trend is expected to continue in an upward direction for the foreseeable future.

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The largest banking group in this market is United Community Bank, formerly Dawson County Bank. This is the oldest bank in the county and had experienced solid, stable growth until 2001 when it reported a decline. The decline appears to have occurred after it became public that the bank was merging with United Community Bank, a subsidiary of United Community Banks, Inc., a regional bank holding company. The second largest bank is Chestatee State Bank, a locally owned and operated bank. This bank opened in 1998 and has grown at a very rapid rate and it may become the largest bank in this market after the 2002 financial figures are compiled and published. This local bank increased it deposits by 64% between 2000 and 2001. The third largest bank is Branch Bank and Trust, which was formerly Century South Bank until purchased by this large regional holding company. Its deposits have remained relatively stable over the past three years even though the market has been growing. The smallest bank in the market is a Bank of America branch located in a super market. This branch has shown a slow steady growth, although it only accounts for a small portion of the market (1.4%). This branch is small and not regarded as a competitive force in the market.

Over the past 3 years, the local community bank, which offers personalized service, has gained in size and market share while its two largest competitors have been losing market share. Both banks were purchased by out of area bank holding companies within the past three years. For whatever reason, these recently purchased banks are not growing as well as the local bank and both continue to lose market share.

Fourteen banking groups serve Forsyth County, which includes 10 regional or national bank holding company banks and four other community oriented banks. Of the four community oriented banks, two are branch offices of banks headquartered in other communities, and two are locally owned and operated. According to the FDIC market share report for Forsyth County, there were 25 banking offices in Forsyth County as of June 30, 2001. This group of banking offices reported deposits of $926,874,000. The deposit growth trend has been in an upward direction with a 27% increase between 1999 and 2000 and a 13% increase between 2000 and 2001. This growth trend was less between 2000 and 2001, in part, because of the economic slowdown in 2000 that continued into the first part of 2001.

The regional/national bank holding companies with bank branches in Forsyth County are: Regions Bank, SunTrust Bank, Wachovia Bank, N.A., Atlantic States Bank, Bank of America, N.A., Branch Bank and Trust, and United Community Bank. The other banks or bank branches of small bank holding companies in Forsyth County are Bank of North Georgia, Citizens Bank of Forsyth, Crescent Bank & Trust, First Colony Bank, First National Bank of Johns Creek, and National Bank of Commerce.

In general, with the continued growth in the market, all banks in Forsyth County are growing reasonably well. Of the 14 banking groups, only three reported deposit declines, with the remaining 11 reporting increases. Three of the 11 banks reporting deposit increases did report loss of market share. There were two new branch offices opened in Forsyth County during this period, and they reported taking in a significant level of deposits at 4.7% of the market, which is one reason for some banks reporting declines in deposits. Of the three banks reporting deposit declines, all three are branches of large regional holding companies. Of the three banks reporting increases in deposits but loss of market share, two are branches of regional or national holding companies and one is a local bank.

The Forsyth County deposit market continues to expand at a solid pace and there continues to be banking offices opening up to serve the needs of the growing population. It appears that those banks that provide quality service continue to grow and take a little larger market share. It also appears that the very large banks continue to work on systems and products

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that are applied the same in every community in which they have an office in an effort to be more efficient. They will continue to lose some customers to the smaller and more personalized service oriented banks and, in the long run, customers may benefit.

The organizers believe that a locally owned bank where decisions are made within Dawson and Forsyth Counties will be more cognizant of the community's needs and more responsive in meeting those needs and local expectations. The Bank will operate from modern facilities offering convenient hours and competitive services delivered in a friendly manner. In addition, management believes that having a local board of directors and wide community ownership of the Company's Common Stock will enable the Bank to be successful.

Lending Policy. The Bank is being established to support Dawson County and the adjacent county of Forsyth. Consequently, the Bank will aggressively seek good loans primarily within a limited geographic area. We project that the Bank's real estate-related loans will comprise approximately 66% of its loan portfolio. We also project that the real estate loans will be divided approximately evenly among commercial real estate loans, construction and development loans, and residential real estate loans. The Bank also plans to make commercial loans to small- and medium-sized businesses and professional concerns. We project that these loans will comprise approximately 24% of our loan portfolio. Finally, the Bank plans to make consumer loans to individuals. We project that these loans will comprise approximately 10% of our loan portfolio.

Credit Risks. The principal economic risk associated with each category of the loans that the Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. In addition, a commercial borrower's ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

The well established banks in Dawson and Forsyth Counties are likely to make proportionately more loans to medium to large-sized businesses than the Bank. Many of the commercial loans that the Bank expects to make will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. The Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in and around Dawson and Forsyth Counties. These loans will include commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans which are classified as consumer loans.

Commercial Real Estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates generally will not be fixed for a period exceeding 60 months. The Bank will generally charge an origination fee. We will attempt to reduce credit risk on our commercial real estate loans by:

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(1) Emphasizing loans on owner-occupied office and retail buildings;

(2) Limiting the ratio of the principal amount of the loan to the value of the collateral, as established by an independent appraisal, to no more than 80%; and

(3) Requiring that the net projected cash flow available for debt service equals 120% of the debt service requirement.

In addition, the Bank may require personal guarantees from the property owners supported by the Bank's review of the owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. The Bank will try to limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

Construction and Development Loans. Construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine months and interest is paid monthly. The ratio of the principal amount of the loan to the value of the collateral, as established by independent appraisal, generally will not exceed 80%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed as the project is completed and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

Residential Real Estate. The Bank's residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages. The amortization of first mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 60 months. The ratio of the loan principal to the value of collateral, as established by independent appraisal, will generally not exceed 90%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and will minimize losses that could result from a downturn in the residential real estate market.

The Bank may also originate mortgage loans for sale to institutional investors in the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before making the loan.

Commercial Loans. The Bank plans to make commercial loans to small and medium-size businesses and professional concerns. The terms of these loans will vary by their purpose and by their underlying collateral, if any. The Bank will typically make equipment loans for a term of seven years or less at fixed or variable rates, with the loan being fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the amount of the loan to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms of one year or less and will usually be secured by accounts receivable,

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inventory and/or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management, its ability to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services, and its ability to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.

Consumer Loans. The Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, we plan to amortize the loan over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, we plan to limit fixed monthly obligations to no more than 40% of the borrower's gross monthly income. The borrower should also be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow to determine the impact of all of these factors on the borrower's ability to make future payments as agreed.

Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

Deposits. The Bank plans to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, Dawson and Forsyth Counties, obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

Employees. Upon commencement of operations, the Bank is expected to have approximately 12 full-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

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MANAGEMENT

Officers and Directors

On October 9, 2002, the Board of Directors of the Company elected the following persons as officers of the Company:

Ronald E. Anderson	Chairman of the Board
John L. Lewis	President, Chief Executive Officer
Lynn Barron	Secretary-Treasurer, C.A.O. and C.F.O.

The following table sets forth for the initial members of the Board of Directors of the Company, (a) their names, addresses and ages, (b) the positions they will hold in the Bank, (c) the number of shares of Common Stock for which they intend to subscribe, and (d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering. The Board of Directors is divided into three classes, with each class being as nearly equal in number as possible, and the directors serve for staggered three-year terms. The present term of office of each director in Class One will expire at the annual shareholders meeting of the Company to be held in April, 2003; the present term of office of each director in Class Two will expire at the annual shareholders meeting of the Company to be held in April, 2004; and the present term of office of each director in Class Three will expire at the annual shareholders meeting of the Company to be held in April, 2005. These persons will also serve as directors of the Bank for the same staggered terms. The Class in which each director belongs is indicated below. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company, the organizers will be granted warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "MANAGEMENT - Stock Warrants."

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NAME AND ADDRESS (AGE)[CLASS]	POSITION TO BE HELD	NUMBER OF SHARES1	% OF MINIMUM1	% OF MAXIMUM1	NUMBER OF SHARES SUBJECT TO WARRANTS

John L. Lewis (43)[3] 1380 Oakhaven Drive Roswell, GA 30075	Director/ President and C.E.O.	10,0002	1.13%	.83%	10,000

Ronald E. Anderson (59)[3] 537 Chestatee View Dr. Dawsonville, GA 30534	Director	15,000	1.69%	1.25%	15,000

Jerome L. (Jerry) Blankenship (66)[3] 6520 Pembroke Place Cumming, GA 30040	Director	35,000	3.95%	2.92%	35,000

John F. Conway (40)[2] 433 Hightower Parkway Dawsonville, GA 30534	Director	20,000	2.26%	1.67%	20,000

Scott A. Henson(38)[2] 2715 Bagley Road Cumming, GA 30041	Director	35,000	3.95%	2.92%	35,000

Douglas G. Hiser (34)[2] 285 Elm Street Suite 101 Cumming, GA 30041	Director	35,000	3.95%	2.92%	35,000

L. Carlos Rodriguez (45)[1] 5406 Hampstead Way Duluth, GA 30097	Director	30,000	3.39%	2.50%	30,000

Anna B. Williams (59)[1] 176 Nix Point Road Dawsonville, GA 30534	Director	25,000	2.82%	2.08%	25,000

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NAME AND ADDRESS (AGE)[CLASS]	POSITION TO BE HELD	NUMBER OF SHARES1	% OF MINIMUM1	% OF MAXIMUM1	NUMBER OF SHARES SUBJECT TO WARRANTS

Lynn H. Barron (49) 1020 Bethany Road Alpharetta, GA 30004	Senior Vice-President and C.F.O.	500.06%		.04%	0

All Proposed Directors and Officers, as a Group3		205,500	23.22%	17.12%	205,000

____________________

(1)All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company, the organizers will be granted warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "MANAGEMENT - Stock Warrants." Assuming that the organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the organizers are exercised, the organizers would own, as a group, 37.6% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 29.18% of the Common Stock if the maximum number of shares is sold and the warrants are exercised In the event that the minimum number of shares in this offering are not sold, the organizers may purchase additional shares of Common Stock for an aggregate of 442,500 shares of Common Stock (50% of the minimum and 36.9% of the maximum number of shares to be sold).

(2)Under his employment agreement, Mr. Lewis will also have stock options to purchase the number of shares of Common Stock of the Company equal to 5% of the number of shares sold in the offering. See "MANAGEMENT - Cash Compensation" below. The number of shares shown above for Mr. Lewis does not include the shares which will be subject to stock options.

(3)These figures are different from the sum of the individual percentages because of rounding.

Biographical information concerning the directors (the organizers) and executive officers is set forth below. None of the directors and officers are related.

John L. Lewis - John L. Lewis has resided in Georgia since August, 1995. Mr. Lewis received a B.S. degree in Business Administration from Clemson University, Clemson, South Carolina. He later graduated from the North Carolina School of Banking, Chapel Hill, North Carolina, and received a Masters of Banking degree from the LSU School of Banking, Baton Rouge, Louisiana. From 1983 through 1989, Mr. Lewis was employed by Wachovia Bank, N.A. in Charlotte, North Carolina, in the personal banking and executive banking areas. Mr. Lewis left the banking industry for three years in 1989 to become a commercial real estate leasing agent. Since returning to the banking industry in 1992, he has held several high level positions, including Vice President and City Executive of First Citizens Bank, Clemson, South

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Carolina (1992 - 1995); Executive Vice President and later President and CEO of Century South Bank of Dahlonega, Georgia (1995 - 2000); President and CEO of Century South Bank of Carolina, Waynesville, North Carolina (March, 2000 - November, 2000); and Senior Vice President and Community Executive for Bank of North Georgia (December, 2000 - July, 2002). During his tenure at Century South Bank of Carolina, Mr. Lewis was responsible for the conversion of the bank, a $160,000,000 savings bank, to a commercial bank just prior to the acquisition of Century South Bank by Branch Bank and Trust. While at Bank of North Georgia, Mr. Lewis was responsible for all aspects of two of the bank's eight banking offices. Mr. Lewis currently participates as a director or member in several civic, social and community organizations, including Rotary Club of Roswell, Georgia, Alpharetta YMCA, North Fulton Habitat for Humanity, North Fulton Chamber of Commerce Quality Growth 2020, and Leadership North Fulton (2001-2002). He is a past member of Rotary Club of Waynesville, North Carolina, past chairman of the Finance Committee of Dahlonega United Methodist Church, past member of the Administrative Council of Dahlonega United Methodist Church, past director and treasurer, Waynesville Chamber of Commerce, past director of Executive Committee Downtown Waynesville Association, past director of Haywood Regional Medical Center Association Council, past director of Community Bankers Association of Georgia, past director and vice chairman of Lumpkin County Industrial Development Authority, past director and president of Dahlonega Rotary Club, past director and treasurer of Dahlonega/Lumpkin County Chamber of Commerce, past director and committee chairman, Economic Development for Clemson Area Chamber of Commerce, past committee chairman, Charlotte Chamber of Commerce, and past member Association of Private Mortgage Professionals. Mr. Lewis was previously awarded the Paul Harris Fellow Award by the Rotarian Foundation. In 1998, he was named Club Rotarian of the Year by the Rotary Club of Dahlonega. In 1995, he completed in the Clemson Area Leadership Program.

Ronald E. Anderson - Ronald E. Anderson has resided in Georgia since 1978. Mr. Anderson received a B.S. degree in accounting from Miami University of Ohio in Oxford, Ohio, in 1964. After college, Mr. Anderson was employed by the Federated Department Store organization, where he worked for 33 years in various companies owned by the Federated organization, including Lazarus, Milwaukee-Boston Store, Rich's, and Federated Systems Group in Atlanta. Mr. Anderson held various positions with Federated, including collection manager, corporate credit manager, senior vice president of finance, and controller and chief financial officer and served as a director on the boards of both the Lazarus Credit Union and the Rich's Credit Union.. In 1993, Mr. Anderson was elected as Executive Vice President of Federated Systems Group Division and served in such position until his retirement in 1997. He is currently a member of Dawson County Rotary Club and is a graduate of the Leadership Atlanta program.

Jerome L. (Jerry) Blankenship - Mr. Blankenship was born in Bloomington, Illinois on January 18, 1936, and has resided in Georgia since 1991. He received a Bachelors of Science Degree in Accounting from the University of Illinois, Champaign/Urbana, Illinois. Mr. Blankenship retired in 1993 after 30 years of employment with United Parcel Service (UPS). UPS is the world's largest global transportation company delivering over 12 million packages each business day for 1.7 million customers and 6 million consignees. Their 375,00 employees deliver more than 3 billion packages and documents worldwide generating revenues in excess of 30 billion dollars. He held various positions at UPS that included collection manager, accounting office manager, controller, national accounting & finance coordinator prior to his promotion to Corporate Internal Audit Director in 1989. In addition, he participated in numerous special assignments and committee projects. Mr. Blankenship served as chairman of the following committees: (1) 5 year Corporate Business Plan (Finance), (2) Re-Engineer Corporate Audit Function, (3) Corporate Travel Policy, and (4) Accounting Manager School. Mr. Blankenship has been involved in a number of civic and community activities, especially as they relate to

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children. He is deeply involved in local children sports programs, coaching baseball, basketball and soccer (ages 6-17). He also served as President of Little League Baseball, Batavia, Illinois (2 years). Mr. Blankenship also contributes his time and talents to various charitable organizations with a special emphasis and personal involvement in fund raising for the following organizations: United Way, Georgia Special Olympics, Muscular Dystrophy Association, Habitat for Humanity, Food for the Poor and St. Jude Children's Research Hospital. He and his wife are active Parish Members of St. Brendan Catholic Community Church, Cumming, Georgia.

John F. (Jack) Conway - Jack Conway has resided in Georgia since 1968. Mr. Conway received a B.S. degree from Auburn University, Auburn, Alabama, in 1985. Since 1985, Mr. Conway has owned and operated his own business in Dawsonville, Georgia. The business, known as Atlanta Gear Works, manufactures various sizes and shapes of gears used in machinery for industry. Mr. Conway has participated in several civic, social and community activities, including volunteer work at the YMCA, little league baseball coach, and president of the Belmont Homeowners Association.

Scott A. Henson - Scott A. Henson has lived in Georgia his entire life. Mr. Henson attended the University of Georgia, Athens, Georgia, and Georgia State University, Atlanta, Georgia, where he studied in the field of business administration. Since 1987, Mr. Henson has owned and operated Scott A. Henson, Inc., a real estate development and construction company. Mr. Henson has participated in several civic, social and community activities, including assistant coaching in various junior athletics at Pinecrest Academy, former member of the Georgia Chamber of Commerce, Church of the Holy Spirit and Cathedral of St. Philip, Atlanta Union Mission, March of Dimes, Empty Stocking Fund, Good Samaritan Health Center, and Episcopal Charities Foundation.

Douglas G. Hiser - Douglas G. Hiser has resided in Georgia since 1999. Dr. Hiser received numerous degrees from the University of Kentucky, Lexington, Kentucky, including a B.S. degree with a major in biology. He later received a Doctor of Dental Medicine Degree, a Masters of Science and a certificate in orthodontics. Dr. Hiser opened his orthodontics practice in Cumming, Georgia, in 1999, after working at an office in Henry County, Georgia. Since 1999, Dr. Hiser has opened additional offices in Dahlonega and Dawsonville, Georgia. Dr. Hiser has participated in several civic, social and community activities, including Forsyth County Chamber of Commerce, Dawson County Chamber of Commerce, volunteer work at the Cumming nursing home, coaching basketball in Forsyth County Middle School, and career planning in both Dawson and Forsyth County Schools.

Anna B. Williams - Anna B. Williams has resided in Georgia since 1964. Mrs. Williams received a B.A. degree, magna cum laude, from Georgia State University in Atlanta, Georgia, in 1976. After college, Mrs. Williams was a founding partner in the accounting firm of Williams, Benator and Libby, CPA, LLP, Atlanta, Georgia. In 1998, Mrs. Williams retired and sold her interest in Williams, Benator and Libby, after which she opened her own company. Mrs. Williams is still a practicing certified public accountant and currently operates Anna B. Williams, P.C., which is a business and tax consulting firm. In addition, she serves as a director of Digital Security Vision, Inc., which sells security products to school systems and transit systems. She is also a partner in Adhibelo, LLC, a marketing service, and owns a one-third interest in BCW Development, Inc., a real estate rental company. Mrs. Williams currently participates in several civic, social and community organizations, including director and former chairperson of the Dawson County Chamber of Commerce, director and treasurer of the Dawson County Arts Council, director and past president of Appalachian Education and Recreation Services, director and past president of the DeKalb Symphony Orchestra, member of the Rotary Club of Dawson County where she is serving as International Chairman and current host family for the Georgia

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Student Rotary Program, and past member of Georgia Racing Hall of Fame. Mrs. Williams is currently training to be a court appointed special advocate for the Dawson County Court System (Children's Advocate).

L. Carlos Rodriguez (Director) - Mr. Rodriguez was born in Parral Chihuahua, Mexico on January 26, 1957. He received a Degree in Mechanical Engineering from Monterrey Technical Institute, Monterrey, Mexico. He also received a Masters Degree in Engineering from Georgia Institute of Technology, Atlanta, Georgia. Mr. Rodriguez is President and sole owner of Carlos Rodriguez, Inc. d/b/a La Cazuela Mexican Restaurants. This is a chain of eight restaurants located from Athens, Georgia across the north metro Atlanta area south to Morrow, Georgia. Mr. Rodriguez is responsible for the entire operation of this restaurant group which he helped found eleven years ago. Mr. Rodriguez is a member of the board of directors of First National Bank of Johns Creek located in southern Forsyth County. It is a bank which he helped organize and which opened for business in September, 1999. First National Bank of Johns Creek will merge with Main Street Bank, if the merger is approved by First National's shareholders at the special shareholders meeting scheduled for November 20, 2002. Upon completion of the merger, which is anticipated to be by November 30, 2002, First National Bank of Johns Creek will cease to exist and Mr. Rodriguez will no longer serve as a director of such bank, nor will he serve as a director of Main Street Bank. Mr. Rodriguez is a member of the Forsyth County Chamber of Commerce, a member of the Gwinnett County Chamber of Commerce, and a member of the Athens, Georgia Chamber of Commerce. He is a co-founder of Pinecrest Academy (a private catholic school), a member of the Duluth Merchants Association for the past seven years, a member of St. Benedicts Catholic Church, Duluth, Georgia, and a trustee of Southern Catholic College, Dawsonville, Georgia.

Lynn H. Barron (Sr. V.P. and C.F.O.) - Ms. Barron is a native of Fulton County, Georgia, and began her banking career in 1971 as a teller at First Georgia Bank, Atlanta, Georgia. Ms. Barron has worked in all phases of banking, including internal audit, management of bank operations, regulatory and financial reporting, and other management positions. In 1993, she became Vice President - Operations at Northside Bank in Roswell, Georgia, where she was responsible for the management of all loan and deposit operations, including proof and item processing. In April, 1995, she became Vice President - Operations at Bank of North Georgia in Canton, Georgia, where she was responsible for the management of all bank operations. In November, 1995, she became Senior Vice President - Chief Financial Officer of Quantum National Bank in Suwanee, Georgia. In September 1999, she became Senior Vice President and Chief Financial Office of First National Bank of Johns Creek in Suwanee, Georgia, where she was responsible for all financial and operational areas of the bank. She was also responsible for all fiscal records and management and Board reporting as well as all regulatory reporting.

Proposed Additional Director

As a result of the agreement by Crescent Banking Company, Jasper, Georgia, to purchase 4.99% of the Common Stock in the offering, the Mountain Bancshares board of directors has agreed to elect Donald Boggus as a director of Mountain Bancshares and of Mountain State Bank upon its organization. Mr. Boggus' election as a director is subject to the approval of the banking regulators. Mr. Boggus serves as President and CEO of Crescent Banking Company and its subsidiary Crescent Bank.

Mr. Boggus has served as President and Chief Executive Officer of Crescent Banking Company since March, 1996. He also serves as President and CEO of Crescent Bank. Prior to his current position, Mr. Boggus served as the chief financial officer of Crescent Banking Company and Crescent Bank from March, 1989 to March, 1996.

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Officer Compensation

John L. Lewis has an employment agreement with the Company and the Bank under which he will serve as President and Chief Executive Officer of the Company and of the Bank. The employment agreement provides for an initial term of 5 years. He will be paid an initial annual salary of $110,000; however, once the Bank begins operations, his salary will become $125,000 per year and he will be entitled to a $15,000 bonus. He will also be entitled to certain performance bonuses subsequent to the Bank's opening. The criteria for earning performance bonuses will be established by the Board of Directors.

Under Mr. Lewis' employment agreement, the Company will grant to him on the date of the closing of the stock offering for the initial capitalization of the Company and the Bank options to purchase the number of shares of Common Stock equal to 5% of the number of shares sold in the offering. The purchase price for the shares will be $10.00 per shares, and the options will have a term of ten years. The option agreement will provide that the option to purchase one-fifth of the shares subject to the options will vest on the last day of each of the first five fiscal years of the Company after the opening date of the Bank, but only if Mr. Lewis remains employed by the Company and the Bank on such date and the Bank has met the performance criteria set forth in the employment agreement for such year. For one-fifth of the options to vest the Bank must meet or exceed 100% of the budgeted net income after tax and 100% of the budgeted deposit growth for the applicable fiscal year of the Bank based on the annual budget approved by the Board of Directors for such fiscal year, and the Bank must maintain a bank regulatory examination rating of CAMELS 1 or 2, unless the Board of Directors otherwise approves the vesting of the options for such fiscal year. The CAMELS rating is a rating which is assigned to each state bank each year by the Department of Banking based on its examination of different performance factors, with "1" being the best CAMELS rating and "5" being the worst. If the Bank's primary regulator issues a capital directive or other order requiring the Bank to obtain additional capital, the options will be forfeited if not then exercised. The Board anticipates that upon adoption of a stock option plan for all officers and employees (see "Stock Option Plan" on page 38 below), Mr. Lewis' option will be exchanged for options, with the same terms, issued under such stock option plan. Such stock option plan will be subject to the approval of the shareholders of the Company.

Mr. Lewis will also participate in any retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Bank. He will also participate in any long-term equity incentive program of the Company, if one is implemented, and will be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Bank. He will be provided an automobile to be used primarily for business purposes, and the Bank will pay operating, maintenance and insurance expenses for the automobile. The Bank will pay monthly membership dues for Mr. Lewis at all service organizations and professional associations. The Bank will also obtain a membership in an area country club on behalf of Mr. Lewis and pay the membership dues on his behalf.

If the Company and the Bank terminate Mr. Lewis' employment without cause during the term of the agreement, the Bank and the Company will be obligated to pay him severance pay for the remaining term of the agreement. If the Company terminates Mr. Lewis' employment because of failure by the organizers to organize and open the Bank, the Company will be obligated to pay him severance pay equal to 100% of his then current monthly base salary each month for 6 months from the termination date. If Mr. Lewis' employment is terminated due to a sale, merger or other change of control of the Company, the Bank and the Company will be obligated to pay him severance pay equal to 100% of his then current

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monthly base salary each month for 12 months from the termination date. Furthermore, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

In addition, Mr. Lewis' employment agreement provides that for a period of twelve months following voluntary termination by Mr. Lewis of his employment with the Company and the Bank, Mr. Lewis may not: (i) be employed in the banking business or any related field thereto within Forsyth and Dawson Counties, (ii) solicit customers of the Bank for the purpose of providing financial services; (ii) solicit employees of the Bank for employment; (iv) furnish anyone or use any list of customers of the Bank for banking purposes; or (v) furnish, use or divulge to anyone any information acquired by him from the Bank relating to the Bank's methods of doing business.

Mr. Lewis will also receive other employment benefits under his employment agreement with the Company and the Bank as spelled out in his employment agreement.

Officers and directors of the Company will not be separately compensated for their services to the Company until the Company earns a cumulative profit.

Director Compensation

Directors will not be compensated for their services as directors of the Company or the Bank until the Bank earns a cumulative profit.

Certain Transactions and Relationships

It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

To facilitate the Company's formation and the Bank's formation, the organizers (all director's of the Company) arranged a line of credit (the "organization loan") from Main Street Bank, Suwanee, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Bank and the Company. The organization loan bears interest at the lender's prime rate, with a minimum rate of 6% (presently the rate on the loan is 6% per annum) and has a one year term. The organizers have personally guaranteed the organization loan. The organization loan and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS."

To finance the purchase of the sites for the Bank's offices, the organizers arranged a loan (the "real estate loan") from The Bankers Bank, Atlanta, Georgia, in the aggregate amount of $1,500,000. The real estate loan will bear interest at the lender's prime rate minus .25% per annum (presently 4.0% per annum) and will have a one year term. The loan will be secured by the real estate. The organizers will personally guarantee the loan. The real estate loan and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS."

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Stock Option Plan

Although the Company has no specific plans, the Company may adopt a stock option plan pursuant to which officers and key employees of the Company and the Bank may be granted options to purchase shares of the Company's stock as compensation for past services or as incentive for services to be rendered. The plan has not yet been adopted, and if adopted by the Board of Directors, will be submitted to the shareholders of the Company for approval or ratification. The organizers contemplate that the number of shares of the Company's Common Stock authorized to be issued pursuant to any stock option plan (200,000 shares) initially will not exceed 22.6% of the minimum number of shares to be issued by the Company in this offering. Exercise of any such options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In the future, it is possible that the Company could issue additional shares of its Common Stock. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.

Stock Warrants

In recognition of the financial risk they have undertaken in organizing the Company and the Bank and to encourage the organizers to serve as directors of the Company and the Bank for at least three years, for each share of Common Stock an organizer purchases (directly or indirectly, such as through an IRA account or through the name of a spouse or child) the organizer will also receive, for no additional consideration, a warrant to purchase one additional share of Common Stock. The warrants, which will be represented by separate warrant agreements, will be issued as of the date of issuance of the Common Stock sold in the offering and will be exercisable in whole or in part at an exercise price equal to $10.00 per share. The shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws.

The term of the warrants will be ten years from the grant date. However, in the event an organizer's service as a director of the Company terminates for any reason other than death or total disability, his warrants will terminate three months after the date his service as a director terminates. In the event of death, an organizer's estate will have six months to exercise his warrants. At the end of six months after the date of death, his warrants will terminate. In the event of total disability, an organizer will have twelve months to exercise his warrants, at which point they will terminate. Also, if there is a merger or similar change of control of the Company, an organizer will have until the end of the ten-year term of his warrants to exercise them. The warrants will not be transferable except in the event of the death of an organizer.

The warrants vest over a three-year period. In other words, under the terms of the warrants an organizer may only exercise the right to purchase one-third of the shares which are subject to purchase under his warrants after the expiration of one year of continuous service as a director from the grant date, an additional one-third of the warrant shares after the expiration of two years of continuous service as a director from the grant date, and the final one-third of the warrant shares after the expiration of three years of continuous service as a director from the grant date. In effect, an organizer becomes entitled to exercise the right to purchase one-third of the shares under his warrants after the expiration of each year during a three-year period of continuous service as a director of the Company.

If a primary regulator of the Company or the Bank issues a capital directive or other order requiring the Company or the Bank to obtain additional capital, the warrants will be forfeited if not then exercised. Exercise of any such warrants could have a dilutive effect on the shareholders' interest in the Bank's earnings and book value.

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MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.

DESCRIPTION OF COMMON STOCK OF THE COMPANY

General

The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $5.00 per share, of which a minimum of 885,000 shares and a maximum of 1,200,000 shares will be issued pursuant to this offering.

All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

Shares Held by Affiliates

Upon completion of this offering, the Company will have a minimum of 885,000 shares and a maximum of 1,200,000 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this offering by the organizers.

The organizers (the directors of the Company) are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act), and, as a result, their shares will be subject to certain resale restrictions.

Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell non-restricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the organizers will be purchased for investment purposes and not with a present intention of redistribution.

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There can be no assurance that a public market for the Common Stock will exist at any time subsequent to this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.

Stock Warrants

In recognition of the financial risk they have undertaken in organizing the Bank, for each share of Common Stock an organizer purchases (directly or indirectly, such as through an IRA account or through the name of a spouse or child) in the offering, the organizer will also receive, for no additional consideration, a warrant to purchase one additional share of Common Stock. The warrants, which will be represented by separate warrant agreements, will be issued as of the date of issuance of the Common Stock sold in the offering, and will be exercisable in whole or in part at any time during the ten-year period following that date, but generally no later than three (3) months after ceasing to serve as a director of the Company, at an exercise price equal to $10.00 per share. The shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. If the a primary regulator of the Company or the Bank issues a capital directive or other order requiring the Company or the Bank to obtain additional capital, the warrants will be forfeited if not then exercised. Exercise of any such warrants could have a dilutive effect on the shareholders' interest in the Bank's earnings and book value.

PROVISIONS OF THE COMPANY'S

ARTICLES OF INCORPORATION AND BYLAWS

The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors. All such material provisions are discussed below. The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. The Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company. Each of these provisions is discussed more fully below.

Anti-Takeover Provisions

Classified Board of Directors. The Bylaws of the Company provide that the Company's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of the Company's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for the Company's shareholders to change a majority of the members of the Board.

Change in Number of Directors. Article 7 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

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Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

Removal of Directors. Article 8 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms with cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock or without cause by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company.

Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

Supermajority Voting on Certain Transactions. Under Article 12 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some, circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the eight persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

Evaluation of an Acquisition Proposal. Article 13 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

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Article 13 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

Article 13 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

Amendment of Provisions. Any amendment of Articles 7, 8, 10, 12, and 13 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the

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entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

Limitation of Liability

Article 10 of the Company's Article of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 10 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Article 10 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 10 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify.

Article 10 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. While the Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors, the Board of Directors believes that the current director's liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. The Board of Directors believes that Article 10 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

Indemnification

The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceedings.

When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

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The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS - Limitation of Liability."

The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SUPERVISION AND REGULATION

Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Bank Holding Company Regulation

The Company will be a registered holding company under the Bank Holding Company act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the

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Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both BHC Acts and the regulations promulgated thereunder.

The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997 or alternatively, to opt out of interstate branching prior to that date.

In response to the Interstate Act, Georgia legislation permits interstate branching where the branch banks are acquired by merger or acquisition between an out-of-state bank and a Georgia bank. Furthermore, recent Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia. Since July 1, 1998, banks have been permitted to establish branch banks statewide without limitation.

In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

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Bank Regulation

The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited for engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

Capital Requirements

Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primary shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

The Federal Deposit Insurance Corporation Improvements Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions

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require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures provide unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions.

The capital thresholds established for each of the categories are as follows:

Capital Category	Tier 1 Capital	Total Risk Based Capital	Tier 1 Risk Based Capital	Other

Well Capitalized	5% or more	10% or more	6% or more	Not subject to a capital directive

Adequately Capitalized	4% or more	8% or more	4% or more	-

Undercapitalized	Less than 4%	Less than 8%	Less than 4%	-

Critically Undercapitalized	2% or less tangible equity	-	-	-

The capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank expects that, in accordance with the Department of Banking policy, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.

CRA and Fair Lending

On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment At (the "CRA"), which are intended to set distinct assessment standard for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of

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loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

Financial Services Modernization Act

Congress enacted the Gramm-Leach-Bliley Financial Services Modernization Act in November, 1999. The Act repeals the prohibition against affiliations between depository institutions and firms principally engaged in the issue, floatation, underwriting, public sale, or distribution of securities, and it permits the creation of financial holding companies, including by bank holding companies. Under the Act, financial holding companies are authorized to engage in activities deemed to be "financial" in nature or "incidental" to such activities, as well as "complementary" activities or services which do not present substantial risks. Prior law limited banks and bank holding companies to activities determined to be "closely related to banking."

The Act applies to the activities of both state and national banks and their affiliates. The Federal Reserve Board ("FRB") will act as the "umbrella regulator" for financial holding companies and state member banks and their activities; however,

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the FRB will be required to coordinate its activities with the OCC in the case of national banks and the FDIC in the case of state non-member banks.

Bank holding companies satisfying the criteria specified by the Act may become certified as financial holding companies by filing with the FRB. Bank holding companies and their affiliate banks may not participate in such financial affiliations unless the insured depository institutions are well capitalized and well managed and have satisfactory CRA ratings.

The Act lists various activities that are "financial" in nature and in which financial holding companies may engage, without approval, upon thirty days' notice to the FRB. The listed activities include, among others: (i) underwriting, dealing in or making a market in securities; (ii) insurance underwriting and agency activities; (iii) providing financial, investment and economic advisory services; (iv) insurance company portfolio investment activities; and (v) merchant banking.

The Act further provides that a national bank may control a "financial subsidiary" or hold an interest in a "financial subsidiary" if the subsidiary engages only in activities that are "financial" in nature or incidental to a "financial" activity and in activities that are permitted for national banks to engage in directly, and the subsidiary does not engage in insurance underwriting, real estate development, or merchant banking. A "financial subsidiary" is any company that is controlled by one or more insured depository institutions other than a subsidiary that engages solely in activities permitted for national banks or a subsidiary that a national bank is specifically authorized to control by the express terms of a separate Federal statute.

A national bank may engage in these "financial" activities if: (i) the bank and each depository institution affiliate are well capitalized and well managed; (ii) aggregate total consolidated assets of all subsidiaries does not exceed the lesser of 45% of consolidated total assets of the parent bank or $50 billion; (iii) received OCC approval to engage in the activities; and (iv) satisfies CRA rating requirements.

As for state banks, FDIC regulations continue to provide that state banks have, at a minimum, the same powers as national banks. Subject to the authority, consistent with the Act, of the FRB and the FDIC (as applicable) to regulate various activities of state banks, the Act preserves the authority of states to expand the powers of state banks beyond those permitted for national banks. State law inconsistent with the Act is preempted, but state regulatory authorities retain jurisdiction.

FDIC Insurance Assessments

The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. The highest-rated institutions pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for institutions are at a premium range of 0 cents to 27 cents per $100 of deposits, subject to the statutory minimum. In addition, the FDIC also is authorized to impose special assessments in amounts deemed necessary to enable repayment of amounts borrowed by the FDIC from the Treasury Department, and, effective in 1997, all banks are paying additional annual assessments at the rate of 1.3 cents per $100 of deposits. It is estimated that, for FDIC deposit insurance, the Bank will initially pay an annual FDIC deposit insurance assessment of approximately 4 cents per $100 of deposits.

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Future Requirements

Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of the nation's financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

LEGAL MATTERS

Stewart, Melvin & Frost, LLP, Gainesville, Georgia, has given an opinion to the Company as to the validity of the Common Stock offered hereby.

EXPERTS

The financial statements of the Company at September 30, 2002 and for the period from June 24, 2002 (inception) until September 30, 2002, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

REPORTS TO SHAREHOLDERS

The Company presently is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.

ADDITIONAL INFORMATION

The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549; phone: 1-800-SEC-0330. The registration statement may also be examined at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Securities and Exchange Commission.

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The Organizers have filed applications with the Federal Deposit Insurance Corporation and the Department of Banking regarding organization of the Bank, and the Company will file applications with the Federal Reserve Bank of Atlanta and the Department of Banking regarding approval to become a bank holding company. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

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MOUNTAIN BANCSHARES, INC.

(A Development Stage Corporation)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2002

________________________________________________________________________

INDEX TO FINANCIAL STATEMENTS

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INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Mountain Bancshares, Inc.

Dawsonville, Georgia

We have audited the accompanying balance sheet of Mountain Bancshares, Inc., a development stage company, as of September 30, 2002, and the related statements of operations, stockholder's deficit and cash flows for the period from June 24, 2002, date of inception, to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Bancshares, Inc., a development stage company, as of September 30, 2002, and the results of its operations and its cash flows for the period from June 24, 2002, date of inception, to September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

s/Mauldin & Jenkins, LLC

Atlanta, Georgia

October 23, 2002

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MOUNTAIN BANCSHARES, INC.
(A Development Stage Company)

BALANCE SHEET
SEPTEMBER 30, 2002

ASSETS

Cash	$1,383
Premises and equipment, less accumulated depreciation of $175	51,184

Total assets	$52,567

LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
Lines of credit	$167,000
Accrued expenses	2,500

Total liabilities	169,500

Commitments and contingencies

STOCKHOLDER'S DEFICIT
Common stock, $5 par value; 10,000,000 shares
authorized; 1 share issued and outstanding	5
Capital surplus	5
Deficit accumulated during the development stage	(116,943)

Total stockholder's deficit	(116,933)

Total liabilities and stockholder's deficit	$52,567

See Notes to Financial Statements.

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MOUNTAIN BANCSHARES, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 24, 2002, DATE OF INCEPTION,
TO SEPTEMBER 30, 2002

Expenses
Personnel and employee benefits	36,165
Interest expense	1,306
Equipment and occupancy expenses	1,675
Professional and consulting fees	38,987
Filing and application fees	12,000
Memberships and subscriptions	12,870
Employee training	4,777
Other expenses	9,163
Net loss and deficit accumulated during the development stage	$116,943

See Notes to Financial Statements.

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MOUNTAIN BANCSHARES, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDER'S DEFICIT
FOR THE PERIOD FROM JUNE 24, 2002, DATE OF INCEPTION,
TO SEPTEMBER 30, 2002

					Total
	Common Stock		Capital	Accumulated	Stockholder's
	Shares	Par Value	Surplus	Deficit	Deficit

Balance, June 24, 2002	-	$ -	$-	$-	$-
(Date of Inception)
Issuance of common stock	1	5	5	-	10
Net loss	-	-	-	(116,943)	(116,943)
Balance, September 30, 2002	1	$5	$5	$(116,943)	$(116,933)

See Notes to Financial Statements.

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MOUNTAIN BANCSHARES, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 24, 2002, DATE OF INCEPTION,
TO SEPTEMBER 30, 2002

OPERATING ACTIVITIES
Net loss	$(116,943)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	175
Increase in accrued expenses	2,500

Net cash used in operating activities	(114,268)

INVESTING ACTIVITIES
Purchase of premises and equipment	(51,359)

Net cash used in investing activities	(51,359)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	10
Proceeds from lines of credit	167,000

Net cash provided by financing activities	167,010

Net increase in cash	1,383

Cash at beginning of period	-

Cash at end of period	$1,383

See Notes to Financial Statements.

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MOUNTAIN BANCSHARES, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Mountain Bancshares, Inc. (the "Company") was incorporated on June 24, 2002, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of Mountain State Bank (In Organization) (the "Bank"), a corporation being organized under the laws of the State of Georgia to conduct a general banking business in Dawsonville, Georgia. The organizers filed applications for approval of the organization of the Bank with the Georgia Department of Banking and Finance ("DBF") and also with the Federal Deposit Insurance Corporation ("FDIC") for insurance of the Bank's deposits. In addition, the Company will file an application with the Federal Reserve Bank of Atlanta (the "FRB") and the DBF to become a bank holding company. Upon obtaining approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business.

Activities since inception have consisted primarily of the Company's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.

Organization and Stock Offering Costs

Organization costs have been expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

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NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

Income Taxes

The Company will be subject to Federal and state income taxes when taxable income is generated. No income tax benefits have been accrued in the statement of operations due to offsetting valuation allowances against the related deferred tax assets. Deferred tax assets at September 30, 2002 consist entirely of preopening and organization expenses. The total amount of the valuation allowance recorded against these deferred tax assets as of September 30, 2002 is $44,438.

Stock Compensation Plans

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company will employ the accounting methodology in Opinion No. 25 for the Company's stock option plan.

All organizer stock warrants will be issued to organizers who are either directors or employees of the Company or the Bank. Thus, under the definition of employee in FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock-Based Compensation, organizer stock warrants will qualify for the accounting methodology in Opinion No. 25.

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NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

Loss Per Share

Basic loss per share is equal to net loss reported in the accompanying statement of operations divided by the weighted average number of shares outstanding. One share of common stock was outstanding during the period ended September 30, 2002, therefore, loss per share is equal to the net loss reported in the accompanying statement of operations.

Fiscal Year

The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

NOTE 2. PREMISES AND EQUIPMENT

Premises and equipment as of September 30, 2002 are summarized as follows:

1	Earnest money payments for land	$20,000
2	Furniture and equipment	31,359
4		51,359
5	Accumulated depreciation	(175)
6		$51,184

NOTE 3. LINES OF CREDIT

To facilitate the formation of the Company and the Bank, the Company has established a $500,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate with a floor of 6%. The rate on the loan at September 30, 2002 was 6%. Interest is payable monthly, and the principal balance is due at maturity on July 8, 2003. The outstanding principal balance at September 30, 2002 was $167,000. The organizers have personally guaranteed repayment of the line of credit. All funds advanced on behalf of the Company and the Bank will be repaid from the proceeds of the common stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. LINES OF CREDIT (Continued)

The Company has also arranged for a $1,500,000 line of credit with an independent bank for the purpose of acquiring the Bank's land for the banking facilities. The line of credit will bear interest at the lender's prime rate less .25% and will have a one-year term. There were no amounts outstanding under the line of credit as of September 30, 2002. The line of credit will be secured by the property and the organizers have personally guaranteed repayment. All funds advanced on the line of credit will be repaid from the proceeds of the common stock offering.

NOTE 4. COMMITMENTS

The Company is leasing space for the organizational office of the Company under a month to month lease at a monthly rate of $500. Rent expense incurred through September 30, 2002 was $1,500.

The Company has entered into a five-year employment agreement with its chief executive officer. The agreement provides for a base salary, incentive compensation, incentive stock options and other perquisites.

The Company has entered into a land sales agreement to purchase a site for the Bank's banking facility. The purchase price is $639,000. In addition, the Company has entered into a letter of intent to purchase a site for the Bank's branch location for $800,000. Both purchases of real estate will be paid from the proceeds of the line of credit described in Note 3.

NOTE 5. COMMON STOCK OFFERING

The Company is offering a minimum of 885,000 and a maximum of 1,200,000 shares in its initial offering of common stock at an offering price of $10 per share. The Company plans to capitalize the Bank with a minimum of $8,750,000 in order to meet expected regulatory conditions for approval of the Bank's charter.

Each organizer will be granted one warrant to purchase common stock for each share subscribed to in the offering. The warrants will be exercisable over ten years and will be granted at $10 per share. The warrants will vest in one-third annual increments beginning on the first anniversary of the date the Company first issues its common stock.

The Company will sponsor a stock option plan for the purpose of granting stock options to officers and employees of the Company and the Bank. The Plan will grant incentive stock options and non-qualified stock options depending on the eligibility of the participant. The number of options in the plan will not exceed 22.6% of the minimum number of shares sold in the stock offering and the term of the stock options will not exceed ten years from the date of grant. A Board of Director appointed committee will have the authority to grant stock option awards under the Plan, administer the plan and determine the terms of each award. In no event will a stock option be granted at a price less than fair market value on the date of grant.

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EXHIBIT "A"

FINAL SUBSCRIPTION AGREEMENT

Mountain Bancshares, Inc.

P. O. Box 509

Dawsonville, Georgia 30534

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of Mountain Bancshares, Inc.'s common stock indicated below.

I have received a copy of Mountain Bancshares, Inc.'s final prospectus, dated ___________________, 2002. I understand that my purchase of Mountain Bancshares, Inc.'s common stock involves significant risk, as described under "Risk Factors" in the final prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of Mountain Bancshares, Inc.'s offering of common stock, the accuracy or adequacy of the final prospectus, or any recommendation or endorsement concerning an investment in the common stock.

I enclose my check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Mountain Bancshares, Inc."

WHEN MOUNTAIN BANCSHARES, INC. RECEIVES THIS AGREEMENT AND MY CHECK, THIS SUBSCRIPTION WILL BE FINAL AND BINDING AND WILL BE IRREVOCCABLE UNTIL THE OFFERING IS CLOSED.

Number of Shares (minimum 250 shares): ________ Total Subscription Price (at $10.00 per shares): $_______

____________________________________ Please PRINT or TYPE exact name(s) in which the shares should be registered

(over)

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SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature(s)

Area Code and Telephone No.	Please indicate the form of ownership desired for the shares (individual), joint tenants with right of survivorship, tenant in common, trust, corporation, partnership custodian, etc.)

Social Security or Federal Taxpayer Identification No.	Street Address

City/State/Zip Code

TO BE COMPLETED BY MOUNTAIN BANCSHARES, INC.

Accepted as of __________________________, 2002, as to ___________ shares.

MOUNTAIN BANCSHARES, INC.

By:___________________________________
Signature

______________________________________
Print Name

When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

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Mountain Bancshares, Inc. (the "Company") reserves the right, in its sole discretion to reject any and all subscriptions, and no subscription will be effective until accepted by the Company.

No person has been authorized by the Company to give any information or to make any representations not contained in this Prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by the Company. The delivery of this Prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

The Company has undertaken to update this Prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material changes to such information.

Subscribers should not construe the contents of this Prospectus or any communication from the Company, whether written or oral, as legal, tax accounting, or other expert advice. Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the Common Stock.

The shares of Common Stock of the Company offered hereby are not deposits insured by the Federal Deposit Insurance Corporation.

This Prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the Common Stock to any person in any jurisdiction in which such offer or solicitation is unlawful.

TABLE OF CONTENTS

Page

Summary 1

Risk Factors 4

Cautionary Statement about Forward

Looking Statements 9

The Offering 9

Use of Proceeds 12

Capitalization 15

Dividends 17

Business of the Company and the Bank 17

Management 20

Market for Common Stock and Related

Shareholder Matters 40

Description of Common Stock of the

Company 40

Provisions of the Company's

Articles of Incorporation and

ByLaws 42

Supervision and Regulation 46

Legal Matters 52

Experts 52

Reports to Shareholders 52

Additional Information 53

Financial Statements F-1

Subscription Agreement Exhibit "A"

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MOUNTAIN BANCSHARES,

INC.

A Proposed Bank Holding Company

for

MOUNTAIN STATE BANK

A Proposed State Bank

1,200,000

Shares of

Common Stock

PROSPECTUS

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorney's fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

Item 25. Other Expenses of Issuance and Distribution.

Expenses of the sale of the Registrant's Common Stock, $5.00 par value, are as follows:

Registration Fee	$ 1,104
Legal Fees and Expenses (Estimate)	25,000
Accounting Fees and Expenses (Estimate)	2,500
Printing and Engraving Expenses (Estimate)	20,000
Miscellaneous (Estimate)	4,396

Total	$53,000

Item 26. Recent Sales of Unregistered Securities.

On June 24, 2002, the Registrant issued to John L. Lewis, in a private placement one share of the Registrant's Common Stock, $5.00 par value per share, for an aggregate purchase price of $10 in connection with the organization of the Company. The sale to Mr. Lewis was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because it was a transaction by an issuer which did not involve a public offering.

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Item 27. Exhibits.
Exhibit Number	Description

3.1*	Articles of Incorporation
3.2*	Bylaws
5.1	Legal Opinion of Stewart, Melvin & Frost, LLP
4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock
10.1*	Standard Land Sales Agreement (main office property) dated September 13, 2002
10.2*	Letter of Intent (branch office property) dated September 6, 2002
10.3*	Employment Agreement of John L. Lewis
10.4*	Employment Agreement of Lynn Barron
10.5*	Escrow Agreement
10.6*	Form of Warrant Agreement
10.7	Purchase and Sale Agreement (branch office property) dated November 4, 2002
21.1*	Subsidiaries of Mountain Bancshares, Inc.
23.1	Consent of Mauldin & Jenkins
23.2	Consent of Stewart, Melvin & Frost, LLP
24.1	Power of Attorney (refer to page II-4)
99.1*	Final Subscription Letter
99.2*	Final Subscription Agreement

*Previously filed on October 25, 2002, with the Registration Statement.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

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(iii) To include any additional or changed material information the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes as follows:

(b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus of a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in Dawson County, State of Georgia, on December 23, 2002.

MOUNTAIN BANCSHARES, INC.

By: s/John L. Lewis
Print Name: John L. Lewis
Title: President and Chief
Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John L. Lewis and Lynn H. Barron their respective attorney-in-fact with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to the Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements to the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE

s/John L. Lewis John L. Lewis	Director; President and C.E.O.	December 23, 2002

s/Lynn H. Barron Lynn H. Barron	Corporate Secretary- Treasurer, C.A.O. and C.F.O.	December 23, 2002

s/Ronald E. Anderson Ronald E. Anderson	Director; Chairman of the Board	December 23, 2002

s/Jerome L. Blankenship Jerome L. Blankenship	Director	December 23, 2002

s/John F. Conway John F. Conway	Director	December 23, 2002

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s/Scott A. Henson Scott A. Henson	Director	December 23, 2002

s/Douglas G. Hiser Douglas G. Hiser	Director	December 23, 2002

s/Anna B. Williams Anna B. Williams	Director	December 23, 2002

s/L. Carlos Rodriguez L. Carlos Rodriguez	Director	December 23, 2002

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INDEX OF EXHIBITS
Exhibit Number	Description	Sequential Page

3.1	Articles of Incorporation	*
3.2	Bylaws	*
5.1	Legal Opinion of Stewart, Melvin & Frost, LLP
10.1	Standard Land Sales Contract (main office property)	*
10.2	Letter of Intent (branch office property)	*
10.3	Employment Agreement of John L. Lewis	*
10.4	Employment Agreement of Lynn Barron	*
10.5	Escrow Agreement	*
10.6	Form of Warrant Agreement	*
10.7	Purchase and Sale Agreement (branch office property)
21.1	Subsidiaries of Mountain Bancshares, Inc.	*
23.1	Consent of Mauldin & Jenkins
23.2	Consent of Stewart, Melvin & Frost, LLP
24.2	Power of Attorney (refer to page II-4)
99.1	Final Subscription Letter	*
99.2	Final Subscription Agreement	*

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*Previously filed on October 25, 2002, with the Registration Statement

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